EXHIBIT 99.1

Agenus Reports First Quarter 2012 Financial Results and Corporate Updates

Agenus to Host Conference Call Beginning at 11 am ET Today

LEXINGTON, Mass., April 25, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) reported today its results for the first quarter ended March 31, 2012. The company reported net income attributable to common stockholders of $6.6 million, or $0.29 per share, basic and diluted for the first quarter of 2012, compared with a net loss attributable to common stockholders in the first quarter of 2011 of $6.2 million, or $0.33 per share, basic and diluted.

During the first quarter of 2012, the company received cash of approximately $18 million and generated revenue of $13.4 million. The one-time payments received are comprised of $9.0 million received through an expanded agreement with GlaxoSmithKline (GSK), $6.25 million through a license of non-core technologies, and $2.8 million received through equity issuances.

Cash provided by operating activities for the first quarter of 2012 was $11.3 million compared to cash used in operating activities of $4.6 million for the first quarter of 2011. Cash and cash equivalents were $24.6 million as of March 31, 2012.

"We continue to see watershed advances in the field of cancer immunotherapy; through innovative collaborations on our Prophage Series cancer vaccines with the Alliance and NewVac LLC, we expect to benefit from these exciting new trends." said Garo Armen, Ph.D., chairman and CEO of Agenus. "In addition to our own advances, we look forward to significant news flow from our partners with pivotal data readouts expected from at least four key clinical programs that incorporate QS-21."

Business and Clinical Highlights

  On March 5, 2012, GSK and Agenus amended the QS-21license and manufacturing agreement. The amended agreement includes additional rights for the use of Agenus' proprietary QS-21 Stimulon®* adjuvant in GSK Biologicals' adjuvant systems and grants GSK the first right to negotiate for the purchase of Agenus or certain of its assets. GSK paid Agenus a non-refundable payment of $9 million, of which $2.5 million is creditable against future manufacturing technology transfer royalty payments. The agreement also includes royalty provisions for an undisclosed indication upon commercialization of a vaccine product.
  In April 2012, the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) approved a study of the Prophage Series G-200 (HSPPC-96; vitespen) vaccine in a large, randomized Phase 2 trial in combination with Avastin® (bevacizumab; Genentech/Roche) in patients with surgically resectable recurrent glioblastoma (GBM). The study would be sponsored by the Alliance for Clinical Trials in Oncology, an NCI cooperative group. This trial would investigate the combination of G-200 and Avastin in a three-arm randomized study of approximately 220 patients with surgically resectable recurrent GBM. The study would compare efficacy of G-200 given with Avastin either concomitantly or at progression, versus Avastin alone, in the therapy of surgically resectable recurrent GBM.
  During a Plenary Session at the 80th American Association of Neurological Surgeons (AANS) Annual Scientific Meeting on April 17, 2012, updated data and analysis from the Phase 2 study for G-200 in recurrent GBM patients were presented. The data presented showed G-200-treated patients lived significantly longer than 86 comparable patients treated with alternative therapies during the study period. In the analysis, both the G-200-treated group and the control patients underwent >90 percent resection of recurrent GBM and had a Karnofsky performance status >70. The median overall survival for these patients was only 32.8 weeks with a six-month survival of 68 percent compared to a median survival of 47.6 weeks and 93 percent 6 month survival rate for the group treated with G-200 (p<0.01).

Between Agenus and its partners, 18 programs are in clinical development, including many programs that contain QS-21 Stimulon® adjuvant. QS-21 is being studied in clinical trials for 15 vaccine indications. They include:

  Phase 3: GSK's RTS,S for malaria**
  Phase 3: GSK's MAGE-A3 CI for selected patients with resected melanoma**
  Phase 3: GSK's MAGE-A3 CI for selected patients with resected non-small cell lung cancer**
  Phase 3: GSK's Herpes Zoster for shingles**
  Phase 2: Janssen's*** ACC-001 for Alzheimer's disease

Agenus' pipeline programs include:

  Phase 2: Prophage Series G-100 for newly diagnosed glioma
  Phase 2: Prophage Series G-200 for recurrent glioma
  Phase 2-Ready: HerpV (contains QS-21) for genital herpes

Saponin Platform: QS-21 Stimulon®Adjuvant

QS-21 Stimulon adjuvant is designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 has become a critical component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Licensees of QS-21 include GSK, Janssen Alzheimer Immunotherapy, and Integrated Biotherapeutics. Agenus is generally entitled to receive milestone payments as QS-21-containing programs advance, as well as royalties for 10 years after commercial launch, with some exceptions.

There are four Phase 3 pivotal trials of GSK vaccine candidates that contain QS-21, they include MAGE-A3 cancer immunotherapeutic (CI) for selected patients with non-small cell lung cancer and melanoma (event driven trials), RTS,S for malaria, and Herpes Zoster for shingles.

Heat Shock Protein Platform( HSP): Prophage Series Cancer Vaccines

Derived from each individual's tumor, Prophage Series vaccines contain the 'antigenic fingerprint' of the patient's particular cancer and are designed to reprogram the body's immune system to target only cancer cells bearing this fingerprint. Prophage Series vaccines are intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. The Prophage G Series vaccines are currently being studied in two different settings of glioma: newly diagnosed and recurrent disease.

In addition to the recurrent GBM study with G-200, a Phase 2 trial testing the Prophage Series G-100 vaccine in patients with newly diagnosed glioma is underway. In this trial, G-100 is being used with the standard of care, which includes Temodar® (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen.

For additional information please refer to www.clinicaltrials.gov or click on the following link (http://www.clinicaltrials.gov/ct2/show/NCT00905060?term=C-100-37&rank=1)

Heat Shock Protein Platform (HSP): Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2).  The vaccine is based on Agenus' HSP platform technology, and contains Agenus' proprietary adjuvant QS-21 Stimulon O adjuvant.  HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV increases the chance of providing efficacy for a wide segment of the patient population.

HerpV is the most advanced HSV-2 vaccine currently in clinical development for the treatment of genital herpes. Agenus plans to advance HerpV into a Phase 2 study in 2012 that will measure the effect of vaccination on viral shedding in individuals infected with HSV-2. Experts in HSV-2 clinical research believe that a reduction in viral shedding could translate into the clinical benefit of a reduction in recurrent outbreaks.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was well tolerated, with injection site pain as the most common reported adverse event.

All patients who were evaluable for immune response and received HerpV showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFN gamma Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8).

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today.  To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 71868897. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on October 24, 2012. The replay number is 855.859.2056 (domestic) or 404.537.3406 (international), and the access code is 71868897. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 18 programs are in clinical development. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This earnings release contains forward-looking statements, including statements regarding clinical trial activities; data, results and timelines of the company and its licensees and collaborators; and potential revenue streams from its partnering and licensing arrangements and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians, patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

*QS-21 Stimulon adjuvant and the related agreements, and HerpV are assets of Antigenics Inc., a wholly owned subsidiary of Agenus Inc.

**QS-21 is a component of GSK adjuvant systems.

***Janssen Alzheimer Immunotherapy, a wholly owned subsidiary of Johnson & Johnson.

Stimulon and Oncophage are registered trademarks of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2012	2011

Revenue	$ 13,375	$ 672

Operating expenses:
Cost of sales	24	--
Research and development	2,677	2,815
General and administrative	2,873	2,879

Operating income (loss)	7,801	(5,022)

Other expense, net	(1,033)	(941)

Net income (loss)	6,768	(5,963)

Dividends on Series A convertible preferred stock	(198)	(198)

Net income (loss) attributable to common stockholders	$ 6,570	$ (6,161)

Per common share data:
Net income (loss) attributable to common stockholders, basic	$ 0.29	$ (0.33)
Net income (loss) attributable to common stockholders, diluted	$ 0.29	$ (0.33)
Weighted average number of common shares outstanding, basic	22,336	18,811
Weighted average number of common shares outstanding, diluted	22,338	18,811

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2012	December 31, 2011

Cash, cash equivalents and short-term investments	$ 24,585	$ 10,748
Total assets	33,205	19,808
Total stockholders' deficit	(10,631)	(20,831)

CONTACT: Media and Investors:
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